UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders Annual Meeting Invitation Notice of 2015 Annual Meeting and Proxy 2015 Annual Report on Form 10-K

Proxy Statement and

2015 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide you with our Annual Report for our fiscal year ending
March 31, 2015. For the fifth consecutive fiscal year, we achieved record sales and adjusted net earnings. These achievements would not have been possible without the support of our customers, employees and suppliers.

Our net sales for fiscal year 2015 were $2.5 billion, an increase of approximately 1%
compared to fiscal year 2014, despite over $100 million reduction in sales due to the impact of foreign currency exchange rates. Our full year adjusted net earnings increased by 9% to a record $4.32 per share.

Our record results were driven by the EMEA region’s increased adjusted operating earnings of 33% and adjusted operating earnings percentage of 11.9% for fiscal year
2015. Our strategy of reducing costs and increasing prices to reflect the value of the products we provide has been a great success in EMEA.

During fiscal year 2015, we made good progress in the development and acceptance of new products. We received strong market reception for our large scale energy storage product, OptiGridTM. Our customers are utilizing OptiGridTM for electric peak shaving. We anticipate that over the next few years this product will be a significant growth driver for EnerSys. Our nickel-zinc battery has been tested by numerous customers who are very positive on the product’s performance characteristics. They have shown interest in using nickel-zinc batteries in uninterruptible power supply equipment, telecommunications equipment, aerospace and defense applications, railroad applications, and oil and gas applications. Our strategy is to increase our offerings of premium products and our overall sales of them as they produce higher profit margins.

This past fiscal year we continued our expansion of our manufacturing base in China, with the opening of a new manufacturing facility in Yangzhou, China. The 440,000 square foot facility will provide us capacity to meet the demands of the rapidly growing motive power market in China.

EnerSys repurchased nearly 3.3 million shares of our stock for $205 million and continued our quarterly dividend of $0.175 per share during fiscal year 2015. We remain focused on continuing to execute our business strategy of being the best value to our customers today and in the future. I want to personally thank our stockholders for their continued support and confidence in our Company, our customers for their valued business, and our employees for their ongoing commitment and pride in their performance.

Best regards,

John D. Craig
Chairman of the Board and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 27, 2015.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

Annual Meeting Invitation

June 25, 2015

Dear Fellow Stockholder:

EnerSys will hold its 2015 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 30, 2015, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. Directions to our corporate offices can be found on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued support and interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board and Chief Executive Officer

Page

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS	(ii)

GENERAL INFORMATION	1

PROPOSAL NO. 1 ELECTION OF THE CLASS II DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS	3

BOARD OF DIRECTORS	4

CORPORATE GOVERNANCE	7

DIRECTOR COMPENSATION	12

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2015	14

PROPOSAL NO. 2 RE-APPROVAL OF MATERIAL TERMS AND PERFORMANCE CRITERIA UNDER THE 2010 EQUITY INCENTIVE PLAN AND APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN TO ADD A SPECIFIC SINGLE INDIVIDUAL LIMIT ON ANNUAL AWARDS	15

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

AUDIT COMMITTEE REPORT	22

EXECUTIVE OFFICERS	24

EXECUTIVE COMPENSATION	24

COMPENSATION COMMITTEE REPORT	36

SUMMARY COMPENSATION TABLE	37

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48

PROPOSAL NO. 4 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	50

OTHER INFORMATION	51

ENERSYS SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN	Appendix A-1

2015 ANNUAL REPORT ON FORM 10-K	Appendix B-1

(i)

ENERSYS

2366 Bernville Road

Reading, Pennsylvania 19605

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on July 30, 2015

The Proxy Statement, the Proxy Card and the Annual Report to Stockholders

are available at www.enersys.com

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 30, 2015, at 10:00 a.m. (Eastern Time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) to elect the three (3) Class II director nominees of the Board of Directors of EnerSys, each to serve until the 2018 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

(2) to re-approve and amend the EnerSys Second Amended and Restated 2010 Equity Incentive Plan;

(3) to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2016;

(4) an advisory vote to approve the compensation of EnerSys’ named executive officers; and

(5) to transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 8, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders is available at the corporate offices of EnerSys and will be available at the Annual Meeting.

If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date. For directions to the Annual Meeting, please contact Investor Relations by telephone at (610) 236-4040 or visit our website at www.enersys.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President and Secretary

Reading, Pennsylvania

June 25, 2015

(ii)

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, July 30, 2015, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 25, 2015.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: to elect the three (3) Class II director nominees of the Board of Directors of EnerSys, each to serve until the 2018 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

Proposal No. 2: to re-approve and amend the EnerSys Second Amended and Restated 2010 Equity Incentive Plan;

Proposal No. 3: to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2016; and

Proposal No. 4: an advisory vote to approve EnerSys’ named executive officer compensation.

Record Date. Only stockholders of record at the close of business on June 8, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 44,486,047 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” the re-approval and amendment of the EnerSys Second Amended and Restated 2010 Equity Incentive Plan, “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm, and “FOR” the approval of executive compensation.

2. By telephone: Call the toll-free telephone number on the proxy card 1-800-652-VOTE (8683) and follow the voice prompts.

3. Through the Internet: Access the website www.investorvote.com/ENS and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

•	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Richard W. Zuidema, Executive Vice President and Secretary.

Tabulation of Votes. Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of this proposal.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The re-approval and amendment of the EnerSys Second Amended and Restated 2010 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2016, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. A nominee holding shares in street name does not have discretionary voting power with respect to the re-approval and amendment of the EnerSys Second Amended and Restated 2010 Equity Incentive Plan and may not vote shares unless the nominee receives voting instructions from the beneficial owner. With respect to these matters, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the results of the vote and take them into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2014 non-binding advisory vote of stockholders, see the discussion beginning on page 26.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

PROPOSAL NO. 1

ELECTION OF THE CLASS II DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors currently consists of nine members, divided into three classes. The classes are composed of the following directors:

Messrs. Lehman, Marlo and Tufano are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders;

Messrs. Chung and Katsaros and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2015 annual meeting of stockholders; and

Messrs. Craig, Hoffen and Muscari are Class III directors, whose terms will expire at the 2016 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Chung and Katsaros and Gen. Magnus for election as Class II directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2018 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class II nominee will be unable to serve as a director, if elected.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	64	Chairman of the Board and Chief Executive Officer	2004	2016
Hwan-yoon F. Chung	41	Director	2006	2015
Howard I. Hoffen	51	Director	2004	2016
Arthur T. Katsaros	67	Director	2005	2015
John F. Lehman	72	Director	2004	2017
Gen. Robert Magnus, USMC (Retired)	68	Director	2008	2015
Dennis S. Marlo	72	Director	2004	2017
Joseph C. Muscari	67	Director	2008	2016
Paul J. Tufano	61	Director	2015	2017

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Since November 2014, Mr. Craig has served as Chairman of the Board of Directors and Chief Executive Officer. Prior thereto he served as Chairman of the Board of Directors, President and Chief Executive Office since the Company became publically traded in 2004, and assumed these roles in November 2000. From 1998 to November 2000 Mr. Craig served as President and Chief Executive Officer of Yuasa, Inc., the predecessor company to EnerSys, which he joined in 1994.

Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor of Science degree from Western Michigan University.

Mr. Craig has many years of experience in the industrial battery business. As Chief Executive Officer, he is intimately familiar with all aspects of our business activities. Mr. Craig’s history of leadership, experience and business background are attributes that were significant in the decision to nominate him as a member of our Board of Directors and his service as Chairman of the Board of Directors.

Hwan-yoon F. Chung. Mr. Chung has been a Director of EnerSys since February 2006. Mr. Chung is Managing Director of Allied Resource Company, a privately-held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions, as well as treat wastewater, since November 2012. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. He received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since it became publically traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital LLC, an investment center of Citi Alternative Investments that is focused on private equity. Mr. Hoffen was a founding member of Metalmark in 2004, and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985. He serves as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange, and Jones Energy Inc., independent oil and gas company whose shares are listed on The New York Stock Exchange. He is also a Director of several private companies. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These attributes were significant in the decision to nominate him as a member of the Board of Directors and to serve as our Lead Director.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business.

Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency.

Mr. Lehman serves as a Director of Ball Corporation, a supplier of metal packaging to the beverage, food, personal care and household products industries which is listed on The New York Stock Exchange, and Verisk Analytics, a private risk information provider. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

General Robert Magnus, USMC (Retired). Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources. Gen. Magnus also serves on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters; Elbit Systems of America, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services; and Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares are listed on the NASDAQ Stock Market. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

Gen. Magnus’ experience and service qualifying him for service as a member of our Board of Directors includes his four years of financial management experience as the Marine Corps officer for programs and financial oversight, his experience in constructing and justifying wartime budgets from 2001 to 2005, service as the Chairman of the Marine Corps Community Service programs with direct responsibility for annual budgets, as well as service as the Assistant Commandant, the second senior officer, of the Active Duty and Reserve Marine Corps from 2005 to 2008.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since August 2004. Mr. Marlo is Managing Director of Sanctuary Group LTD, a financial and executive advisory firm located in Malvern, Pennsylvania and Vero Beach, Florida. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP. Mr. Marlo was Chairman of the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise, through December 31, 2013. He is also a member of the Board of Directors of the Lankenau Medical Center Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is immediate past Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania and currently continues to service on the board of Trustees. Mr. Marlo is also a member of the Board of Directors of Main Line Health Real Estate, L.P., an entity which holds certain real estate of the Main Line Health System. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant and a chartered global management accountant.

Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him to service as a member of our Board of Directors, Chairman of the Audit Committee, and our Audit Committee financial expert.

Joseph C. Muscari. Mr. Muscari has been a Director of EnerSys since June 2008. Mr. Muscari resumed the position of Chairman and Chief Executive Officer of Minerals Technologies, Inc. (“MTI”), a developer, producer and marketer of specialty mineral, mineral-based and synthetic mineral products and supporting systems and services, which is listed on The New York Stock Exchange, in February 2014. Prior thereto, from March 2013 to February 2014, Mr. Muscari served as Executive Chairman of MTI, and, from March 2007 to March 2013, as Chairman and Chief Executive Officer of MTI. He has been a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., where he held a number of executive positions. He served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari previously served as Executive Vice President—Alcoa and Group President, Rigid Packaging, Foil and Asia group, since October 2004. He had been an Executive Vice President of Alcoa since 2002, having responsibility for Alcoa’s businesses in Asia and Latin America. Mr. Muscari also serves as Non-Executive Chairman of the Board of Directors of Dana Holding Corporation, a driveline supplier which is listed on the New York Stock Exchange. He received his Bachelor of Science degree in industrial engineering from the New Jersey Institute of Technology and his Masters in Business Administration from the University of Pittsburgh. He also holds an honorary Doctor of Law degree from Salem-Teikyo University. Mr. Muscari is also a former member of the Board of Directors of Aluminum Corporation of China.

Mr. Muscari’s experience qualifying him for service as a member of our Board of Directors includes approximately forty years of combined experience with global mineral and aluminum companies with oversight of international business and operational units.

Paul J. Tufano. Mr. Tufano has been a Director of EnerSys since April 2015. Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, which is listed on The New York Stock Exchange and the Paris Stock Exchange, from 2008 through 2013. In September 2012, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company. Mr. Tufano holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.

Mr. Tufano’s experience qualifying him for service as a member of the Board of Directors includes expertise garnered from service as a former senior executive, including Chief Financial Officer, of several public manufacturing companies involving complex technologies.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Craig, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of our website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

As of November 1, 2013, Messrs. Chung, Katsaros, Marlo (Chairperson), Muscari and Gen. Magnus serve as members of our Audit Committee. Prior thereto, our Audit Committee consisted of Messrs. Chung, Katsaros, Marlo (Chairperson) and Muscari. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors has determined that Messrs. Chung, Katsaros, Marlo, Muscari and Gen. Magnus, are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards. Our Audit Committee held a total of six (6) meetings in the fiscal year ended March 31, 2015, four (4) of which were in person, and two (2) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of our internal audit function.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

As of May 21, 2015, Messrs. Lehman (Chairperson), Muscari, Tufano and Gen. Magnus serve as members of our Compensation Committee. From July 31, 2014 until May 21, 2015, the Compensation Committee consisted of Messrs., Lehman (Chairperson), Muscari, and Gen. Magnus. Prior thereto, the Compensation Committee consisted of Messrs. Lehman (Chairperson), Muscari and Gen. Magnus, and former director Mr. Ghasemi.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

•	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

•	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview, but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of six (6) meetings in the fiscal year ended March 31, 2015, two (2) of which were in person and four (4) of which were held telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2015, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

As of November 1, 2013, Messrs. Hoffen, Katsaros (Chairperson), Marlo and Gen. Magnus serve as members of our Nominating and Corporate Governance Committee. Prior thereto, our Nominating and Corporate Governance Committee consisted of Messrs. Hoffen, Katsaros (Chairperson) and Gen. Magnus. The Committee held a total of four (4) meetings in the fiscal year ended March 31, 2015, three (3) of which were held in person and one (1) of which was held telephonically.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

•	reviewing the continuation of each director being considered for reelection;

•	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

•	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

•	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy. Diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Executive Vice President and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board believes that the most effective leadership structure for EnerSys at this time is one with a combined Chairman and Chief Executive Officer, coupled with a non-management Lead Director. Having the CEO serve as Chairman has a number of benefits. It promotes a cohesive vision and strategy for EnerSys and strong execution ability. It helps to assure clear and direct communication to the Board of any key enterprise risks. We have found that, in our industry, having a combined Chairman and CEO is particularly advantageous when doing business internationally, especially with foreign customers who value unified leadership and a single ultimate executive decision maker. Finally, it facilitates our ability to respond quickly to changing business needs and customer objectives. When taken together with the additional leadership provided by our independent committee chairs, the independence of the Board of Directors and governance policies and practices in place at EnerSys, the Board believes that the structure is currently optimal for EnerSys.

The Board created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Chairman of the Board. The Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors. Mr. Hoffen has been designated as the Lead Director for fiscal year 2016.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, market, legal, regulatory, compliance and operational (including technology and cybersecurity) risk, as well as the strategic and financial considerations associated with each. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2015, the Board of Directors met a total of six (6) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. The Chairman of the Board attended the 2014 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Lead Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Lead Director or Non-Management Directors by going to www.enersys.com, under the link for Investor Relations and Corporate Governance. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to www.enersys.com, under the link for Investor Relations and Corporate Governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. This Code is available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, this Code for such officers will be disclosed on the Investor Relations page of our website at www.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We do not separately compensate Mr. Craig for his service on the Board.

For fiscal year 2015, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 27, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2015, which were recommended by the Compensation Committee and approved by the Board effective immediately following the 2014 annual meeting of stockholders, were as follows:

•	Annual retainer—$65,000 per year

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$1,500 each

•	Lead Director—additional $20,000 per year

•	Audit Committee Chairperson—additional $15,000 per year

•	Compensation Committee Chairperson—additional $15,000 per year

•	Nominating and Corporate Governance Committee Chairperson—additional $10,000 per year

In reviewing the non-employee director compensation program for fiscal year 2016, the Compensation Committee recommended, and the Board approved, effective immediately following this Annual Meeting, an increase in the annual cash retainer of the Lead Director to $25,000. All other cash compensation elements of the non-employee director compensation program were unchanged.

Equity Compensation

For fiscal year 2015, each non-employee director received an award of deferred stock units, with a fair market value on August 11, 2014, the date of the award, of $125,000 of our common stock. We pay these deferred stock units in shares of our common stock. For fiscal year 2016, on March 5, 2015, based on a recommendation by the Compensation Committee, the Board approved an award of deferred stock units, with a fair market value on the date of the award of $125,000 of our common stock, to each non-employee director serving on the Board as of the date of the Annual Meeting. The number of shares subject to each award will be determined on August 10, 2015, which is the date of the awards. For both fiscal years 2015 and 2016, the deferred stock units vest immediately upon the date of the award. We will defer payment of shares of common stock to the directors under this award until six months after their termination of service as a director. We make all equity awards to non-employee directors under our stockholder-approved 2010 Equity Incentive Plan, as amended. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards. These awards are granted in accordance with our policy on granting equity awards, which we describe beginning on page 35.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k) retirement plan or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units that were awarded to them for service on the Board.

Under the Director Plan, at a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each non-employee director has achieved, or is on target to achieve, the investment level established by the stock ownership guidelines.

Hedging Prohibition

We do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2015. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2015.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)		Total
Hwan-yoon F. Chung	$73,164		$125,000		$198,164
Seifi Ghasemi(3)	$23,720	(4)	$3,696	(4)(5)	$27,416
Howard I. Hoffen	$87,914		$125,000		$212,914
Arthur T. Katsaros	$88,414	(4)	$142,690		$231,104
John F. Lehman	$85,914	(4)	$142,105		$228,019
Gen. Robert Magnus, USMC (Retired)	$81,414		$125,000		$206,414
Dennis S. Marlo	$93,414		$125,000		$218,414
Joseph C. Muscari	$79,164		$125,000		$204,164

(1)	On March 31, 2015, each of Messrs. Lehman, and Marlo held 2,500 vested stock options. On March 31, 2015, Messrs. Katsaros and Lehman held 175.953 unvested restricted stock units and 174.950 unvested restricted stock units, respectively, under the Director Plan. Each of the forgoing included accumulated dividend equivalents with respect to such units.
(2)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2015 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2015, included in our Annual Report on Form 10-K, which we filed on May 27, 2015.
(3)	Mr. Ghasemi resigned from the Board effective July 30, 2014.
(4)	Messrs. Ghasemi, Katsaros, and Lehman each deferred these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received a matching contribution of 54, 285, and 276 restricted stock units, respectively, subject to dividend equivalents with respect to such stock units. Under the terms of the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.
(5)	The vested restricted stock units granted to Mr. Ghasemi pursuant to the Director Plan were paid in shares of our common stock as of the date of his resignation. The deferred stock units granted to Mr. Ghasemi during his time of service as a director were paid in shares of our common stock six months from the date of his resignation as a member of the Board of Directors.

PROPOSAL NO. 2

RE-APPROVAL OF MATERIAL TERMS AND PERFORMANCE CRITERIA UNDER THE 2010 EQUITY INCENTIVE PLAN AND APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN TO ADD A SPECIFIC SINGLE INDIVIDUAL LIMIT ON ANNUAL AWARDS

General

Our 2010 Equity Incentive Plan, as amended and restated, which we refer to as the 2010 EIP, was adopted by our Board of Directors in May 2010, approved by our stockholders in July 2010, and became effective in July 2010. The 2010 EIP was amended and restated in November 2014 to amend the definition of “Competing Business” under the 2010 Plan. The 2010 EIP provides for the grant of awards to eligible employees, directors, consultants, independent contractors and advisors in the form of incentive stock options (options that enjoy favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), nonqualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights, bonus shares, and other stock-based awards.

Proposal

In May 2015, the Board of Directors directed us to submit the material terms, the share limits and performance criteria of the 2010 EIP to our stockholders for re-approval for purposes of Code Section 162(m). In May 2015, the Board of Directors further directed us to submit a second amended and restated plan, which we refer to as the Second Amended and Restated 2010 EIP, that included (among other minor clarifications) a specific single individual annual award share limit of 300,000 shares to our stockholders for approval for purposes of Code Section 162(m). The material terms solicited for approval are described under “Second Amended and Restated 2010 EIP Description” below, and include the employees eligible to receive compensation, the business criteria on which the performance goals are based and the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of such compensation if the performance goal is attained, as set forth in Code Section 162(m).

We are asking our stockholders to approve the material terms, share limits, and performance criteria of the Second Amended and Restated 2010 EIP pursuant to Code Section 162(m) to preserve corporate income tax deductions that may become available to us. We are asking the stockholders for this approval so that we may deduct for federal income tax purposes gains attributable to awards under the Second Amended and Restated 2010 EIP which, when added to the compensation payable by us to certain executive officers in any single year, exceeds $1.0 million.

Under Code Section 162(m), compensation in excess of $1.0 million paid in any one year to a public corporation’s covered employees who are employed by the corporation at year-end will generally not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Code Section 162(m). The executive officers whose compensation is subject to deduction limitation are those that constitute “covered employees” within the meaning of Code Section 162(m), which generally includes our chief executive officer and certain of our most highly compensated officers, and excluding in all cases, our chief financial officer. However, if the compensation qualifies as “performance-based” for Code Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year.

On March 31, 2015, the Internal Revenue Service published final regulations under Code Section 162(m) that require that an equity plan contain a specific annual limit on any award that can be made to a single individual. Therefore, the Second Amended and Restated 2010 EIP includes specific single individual annual award share limit of 300,000 shares. The prior version of the 2010 EIP limited the maximum number of shares of our common stock that may be granted in connection with stock options or stock appreciation rights to any participant during any calendar year to not exceed 300,000 shares. This proposed amendment extends that 300,000 share limit to all awards under the Second Amended and Restated 2010 EIP.

In order to qualify as qualified performance-based compensation, among other requirements, Code Section 162(m) requires that stockholders approve the material terms of the performance goals every five years if the Compensation Committee has the authority to change the targets under a performance goal. The Company has not obtained re-approval since the approval of the 2010 EIP at the 2010 Annual Meeting of stockholders. Thus, stockholders are being asked to re-approve the materials terms of the performance goals in order for performance-based awards (as described below) made subsequent to July 22, 2015 (five years following shareholder approval of the 2010 EIP) to be exempt from the $1.0 million deduction limitation under Code Section 162(m). If the stockholders re-approve the material terms of the performance goals at the Annual Meeting pursuant to Code Section 162(m), then performance-based awards granted to covered employees following such stockholder re-approval can be designated to be Section 162(m) compliant awards.

The rules and regulations promulgated under Code Section 162(m) are subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Code Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Code Section 162(m) and/or deductible by the Company. A number of requirements must be met under Code Section 162(m) in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the Second Amended and Restated 2010 EIP will be fully deductible under all circumstances.

Code Section 162(m) re-approval contemplates no changes to the material terms of the performance goals from those previously approved by stockholders. In accordance with Code Section 162(m), the material terms include the employees eligible to receive compensation; a description of the business criteria on which the performance goal is based; and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained (except that, in the case of a formula based, in whole or in part, on a percentage of salary or base pay, the maximum dollar amount of compensation that could be paid to the employee must be disclosed). The material terms of the performance goals of the Second Amended and Restated 2010 EIP are summarized under “Second Amended and Restated 2010 EIP Description” below.

We believe that we must retain the flexibility to respond to changes in the market for top executive talent and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our board of directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

Second Amended and Restated 2010 EIP Description

The following is a summary of the material terms of the Second Amended and Restated 2010 EIP. This description is not complete. For more information, we refer you to the full text of the Second Amended and Restated 2010 EIP, which is attached as Appendix A. Upon stockholder approval, the Second Amended and Restated 2010 EIP will be effective as of May 21, 2015, the date the Second Amended and Restated 2010 EIP was approved by the Board of Directors.

The Second Amended and Restated 2010 EIP authorizes the grant of incentive stock options, “nonqualified” (for purposes of the Code) stock options, stock appreciation rights (including tandem stock appreciation rights), restricted stock, restricted stock units, performance shares and other stock-based awards to our employees, non-employee directors and affiliates. A maximum of 2,200,000 shares of our common stock may be subject to awards under the Second Amended and Restated 2010 EIP. The number of shares issued or reserved pursuant to the Second Amended and Restated 2010 EIP, or pursuant to outstanding awards, is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends, and other dilutive changes in our common stock. Shares subject to any awards that expire without being exercised or that are forfeited or settled in cash shall again be available for future grants of awards under the Second Amended and Restated 2010 EIP.

Shares subject to awards that have been retained by us in payment or satisfaction of the exercise price and any applicable tax withholding obligation of an award shall not count against the limit described above, and only the number of shares delivered in the settlement of stock appreciation rights shall count against the limit. The maximum number of shares of our common stock that may be granted as an award under the Second Amended and Restated 2010 EIP to any participant during any calendar year shall not exceed 300,000 shares.

Administration of the Second Amended and Restated 2010 EIP. The Second Amended and Restated 2010 EIP is administered by our Compensation Committee. The Compensation Committee has the sole discretion to determine the employees and directors to whom awards may be granted under the Second Amended and Restated 2010 EIP, the manner in which such awards will vest, and other conditions applicable to such awards. Awards may be granted by the Compensation Committee to employees and directors in such numbers and at such times during the term of the Second Amended and Restated 2010 EIP as the Compensation Committee shall determine, and in accordance with the policy on granting equity awards described on page 35. The Compensation Committee is authorized to interpret the Second Amended and Restated 2010 EIP, to establish, amend and rescind any rules and regulations relating to the Second Amended and Restated 2010 EIP and to make any other determinations that it deems necessary or desirable for the administration of the Second Amended and Restated 2010 EIP. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Second Amended and Restated 2010 EIP in a manner and to the extent the Compensation Committee deems necessary and desirable. Grants under the Second Amended and Restated 2010 EIP will be made in discretion of the Compensation Committee and in compliance with our policy on granting equity awards. In addition, benefits under the Second Amended and Restated 2010 EIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants.

Options. The exercise price of options is determined in accordance with our policy on granting equity awards more fully described on page 35, and other terms for each option and whether the options are nonqualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a nonqualified option. An option holder may exercise an option by initiating a transaction through the selected brokerage firm and payment of the exercise price in a form acceptable to the Compensation Committee, which may include: by cash, check or wire transfer; by the surrender of a number of shares of common stock already owned by the option holder for at least the minimum period required by law and to avoid any accounting charge with a fair market value equal to the exercise price; to the extent permitted by law, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to us an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased; or another method approved by the Compensation Committee. The market value of the common stock underlying the options as of June 17, 2015 was $71.55.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right will be in accordance with our policy on granting equity awards, and the Compensation Committee will determine the other terms applicable to stock appreciation rights. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, times

•	the number of shares of common stock covered by the stock appreciation right.

Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, all as shall be determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and restricted stock units, including restricted stock units in the form of market share units.

Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions and/or performance criteria are not satisfied. Restricted stock unit awards result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Other Stock-Based Awards. The Compensation Committee may grant awards of rights to purchase stock, bonus shares, phantom stock units, performance shares, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our common stock. These awards will be subject to terms and conditions established by the Compensation Committee.

Performance Criteria. Vesting of awards granted under the Second Amended and Restated 2010 EIP may be subject to the satisfaction of one or more performance goals established by the Compensation Committee. The performance goals may vary from participant to participant, group to group, and period to period, may be based on a specified increase or decrease in any performance goal, and may be measured on an absolute or relative basis or in comparison to a peer group or other market measure. Among the performance goals that the Compensation Committee may use are the following (or any combination thereof): (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before taxes (“EBT”), and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) net debt; (u) working capital (including components thereof); (v) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index; and (w) strategic plan development and implementation.

Transferability. Unless otherwise determined by the Compensation Committee, awards granted under the Second Amended and Restated 2010 EIP may not be transferred or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process prior to vesting, other than by will or by the laws of intestacy.

Change in Control. Unless otherwise provided by the Compensation Committee, in the event of a change in control, as defined in the Second Amended and Restated 2010 EIP, in which stockholders receive cash for all of their shares of our common stock:

•	each unvested award under the Second Amended and Restated 2010 EIP will immediately become vested, and

•

each outstanding award to a participant will be cancelled and each such participant will receive cash based on the fair market value of the common stock subject to the award, less any exercise price, if any.

Unless otherwise provided by the Compensation Committee, in the event of a change in control in which stockholders do not receive cash for all of their shares of common stock:

•

if, within two years after such change in control, a participant terminates employment by reason of “good reason” or we terminate such participant’s employment without “cause,” as such terms are defined in the Second Amended and Restated 2010 EIP, such participant’s shares will become vested upon such termination of employment, and

•	the successor entity will assume and continue each vesting and outstanding award or will substitute an equivalent award.

Term of the Second Amended and Restated 2010 EIP; Amendment and Termination. The Second Amended and Restated 2010 EIP will be effective as of the date of the Board of Director’s approval, upon stockholder approval at this meeting. The Second Amended and Restated 2010 EIP will terminate on May 21, 2020 (10 years from the date that the Board of Directors adopted the 2010 EIP), unless sooner terminated. The Board may amend, alter or discontinue the Second Amended and Restated 2010 EIP in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted. In addition, stockholder approval is required for any amendment that would change the class of individuals eligible to participate, increase the maximum number of shares available for awards, reduce the price at which options may be granted, reduce the exercise price of any outstanding option, permit any options to be re-priced, or extend the term of the Second Amended and Restated 2010 EIP.

New Plan Benefits.

The following table lists (i) each of our named executive officers; (ii) all of our named executive officers and current executive officers as a group; (iii) all of our non-employee directors as a group; and (iv) all of our other employees who are not executive officers as a group, indicating the awards of stock options and performance market share units that have been approved by the Compensation Committee under the Second Amended and Restated 2010 EIP for each of the foregoing, subject to its approval by our stockholders at this meeting.

Second Amended and Restated 2010 Equity Incentive Plan

Name and Position	Value of Units($)(1)	Number of Units
John D. Craig, CEO	$2,993,044	102,487
Michael J. Schmidtlein, Senior VP—Finance and CFO	$938,780	32,179
Todd M. Sechrist, President—EMEA	$622,297	21,330
David M. Shaffer, President and Chief Operating Officer	$938,780	32,179
Richard W. Zuidema, Executive VP and Secretary	$938,780	32,179
Executive Group	$6,431,681	220,354
Non-Executive Director Group	$0	0
Non-Executive Officer Employee Group	$1,312,446	42,660

(1)	Reflects the dollar value of performance market share units only.

Going forward, because awards under the Second Amended and Restated 2010 EIP are discretionary, benefits or amounts that will hereinafter be received by or allocated to our employees and nonemployee directors are not presently determinable.

Options Granted to Certain Persons

The number of shares of common stock subject to options granted to our named executive officers under the 2010 EIP since its inception are reflected in the charts under the captions “Fiscal Year 2015 Equity Awards” and “Fiscal Year 2016 Equity Awards” of the Compensation Discussion and Analysis” set forth in this proxy statement. The aggregate number of shares of common stock subject to options granted to all employees who are not executive officers, as a group, under the 2010 EIP since its inception is 27,220 shares. Since its inception, except as described above, no options have been granted under the 2010 EIP to any non-executive director, nominee for election as a director, or any associate of any such director or nominee, or any executive officer, and no other person has been granted five percent or more of the total amount of options granted under the 2010 EIP.

Federal Income Tax Consequences of Awards

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other stock-based awards under the Second Amended and Restated 2010 EIP under the law as in effect on the date hereof. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the Second Amended and Restated 2010 EIP, nor does it cover state, local, or non-U.S. taxes.

When a nonqualified stock option is granted, no income will be recognized by the option holder. When a nonqualified stock option is exercised, in general, the option holder will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock equal to the amount of compensation income recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

A participant is not taxed on the grant or exercise of an incentive stock option (an “ISO”). The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an option holder holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the option holder’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares, which generally equals the exercise price. If an option holder disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the option holder will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the option holder’s adjusted basis in the stock, usually the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the option holder’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to a deduction in the year the option holder disposes of the shares in an amount equal to the ordinary income recognized by the option holder.

When a stock appreciation right is granted, no income will be recognized by the participant. When a stock appreciation right is exercised, in general, the participant will recognize ordinary compensation income equal to the cash and/or the fair market value of the shares received upon exercise. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when a restricted stock unit or a share of restricted stock is granted, no income will be recognized by the participant. Upon the payment to the participant of common shares in respect of restricted share units or the release of restrictions on restricted stock, the participant generally recognizes ordinary compensation income equal to the fair market value of the shares as of the date of delivery or release. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

A participant may be required to pay to us or make arrangements satisfactory to us to satisfy all federal, state and other withholding tax requirements related to awards under the Second Amended and Restated 2010 EIP.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL AND AMENDMENT OF THE ENERSYS SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2015, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted Average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a) and (b))
	(a)		(c)		(e)
Equity Compensation Plans Approved By Stockholders(1)	1,837,416	(2)	$55.51	(3)	1,826,372
Equity Compensation Plans Not Approved By Stockholders	-		-		-
Total	1,837,416		$55.51		1,826,372

(1)	Includes shares issuable under the 2010 EIP, as amended, and our employee stock purchase plan as of the end of our last fiscal year. The securities available for issuance may be in the form of options, incentive stock options, restricted shares, bonus shares, phantom stock units, stock appreciation rights, stock units, performance shares or other forms of stock-based awards.
(2)	Assumes a 200% payout of market share units and performance market share units.
(3)	Awards of restricted stock units, market share units, performance market share units and deferred stock units and stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2016.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Hwan-yoon F. Chung, Arthur T. Katsaros, Gen. Robert Magnus, and Joseph C. Muscari. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2015, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2015, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2015, and March 31, 2014, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2015	March 31, 2014
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$3,137,000	$3,170,700
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$276,900
Tax Fees, including fees associated with income tax compliance, advice and planning	$58,305	$34,740
All Other Fees	$1,995	$2,000

Total	$3,197,300	$3,484,340

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2015, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2014 and 2015.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2016

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2016. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Dennis S. Marlo, Chairperson

Hwan-yoon F. Chung

Arthur T. Katsaros

Robert Magnus

Joseph C. Muscari

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them, other than Mr. Craig, whose information is included under “Board of Directors,” are listed below. All data is as of June 8, 2015. These executive officers, along with Mr. Craig, are our named executive officers for fiscal year 2015.

Michael J. Schmidtlein, age 54, Senior Vice President—Finance and Chief Financial Officer. Mr. Schmidtlein has served as Senior Vice President—Finance and Chief Financial Officer since February 2010. From November 2005 until February 2010, Mr. Schmidtlein was Vice President—Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. Mr. Schmidtlein joined the Energy Storage Group of Invensys plc, which EnerSys acquired in 2002, in 1995. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

Todd M. Sechrist, age 49, President—Europe, Middle East & Africa (EMEA). Mr. Sechrist has served as our President—EMEA since November 2014. He is based in Zurich, Switzerland. Mr. Sechrist served as our President—Americas from September 2012 through October 2014, and our Senior Vice President, Americas from June 2010 through August 2012. He was the company’s Vice President—Reserve Power Sales & Service for the Americas from June 2005 through June 2010. Mr. Sechrist joined the Company in 1993, and served in various sales and marketing capacities in both the reserve and motive power businesses. Mr. Sechrist received his Master of Business Administration degree in Finance from St. Joseph’s University and his Bachelor of Science degree in Finance from Pennsylvania State University.

David M. Shaffer, age 50, President and Chief Operating Officer. Mr. Shaffer has served as our President and Chief Operating Officer since November 2014. From January 2013 through October 2014 he served as our President—EMEA. From 2008 to 2013, Mr. Shaffer was our President—Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005, and has worked in various roles of increasing responsibility in the industry since 1989. Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois.

Richard W. Zuidema, age 66, Executive Vice President and Secretary. Mr. Zuidema has served as Executive Vice President and Secretary since August 2010. Mr. Zuidema served as Executive Vice President—Administration and Secretary from March 2002 until August 2010. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. He joined the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Science degree in Business Administration and Finance from the State University of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also structure the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders.

In making final decisions on compensation for fiscal year 2015, the Compensation Committee evaluated our overall performance during the year. Highlights include the following:

•	total stockholder return for the past one- and three-year periods ending in fiscal year 2015 were -6% and 88%, respectively;

•	net sales increased by 1% to $2.51 billion in fiscal year 2015, the highest level in our history despite over $100 million impact of foreign currency exchange rates;

•	gross profit margin improved to 25.6% in fiscal year 2015 from 25.4% in fiscal year 2014; and

•	average primary working capital percentage increased to 26.7% in fiscal year 2015 from 25.0% in fiscal year 2014.

The following is a summary of the major elements of our compensation programs for our named executive officers for fiscal year 2015:

Pay Element	Description	2015 Actions
Base Salary	Fixed cash compensation determined based on the executive’s skill set and the market value for that skill set.	Increases ranged from 3.1% to 3.2% for those that were in the same position as the prior year, based on individual performance and relative position versus market. Messrs. Sechrist and Shaffer received salary increases of 6.7% and 22.7%, respectively, in connection with their respective promotions.
Cash Annual Incentives (Management Incentive Plan or MIP)	Cash-based annual incentive plan that is tied to performance versus corporate financial goals. The goals are weighted 85% on an adjusted earnings per share target and 15% on a primary working capital target.	Fiscal year 2015 payouts under the MIP were 51% of target, which reflects the Company’s overall performance versus earnings per share and primary working capital management goals.
Long-Term Incentives

For fiscal year 2015, equity grants were in the form of 75% performance market share units and 25% stock options.

Performance market share units provide the holder with the opportunity to earn from 0% to 200% of a target number of shares based stock price performance over a three-year period (see detailed description on page 30).

The actual value of performance market share units granted in fiscal year 2015 is tracking at 61% of the target grant value based performance through the end of the fiscal year. There are approximately two years left in the performance period for these MSUs.

The actual value of stock options granted in fiscal year 2015 is tracking at $0, since the closing price of our common stock at the end of the fiscal year of $64.24 per share is below the option exercise price of $69.85 per share. There are approximately 9 years left in the term of such options.

Starting with the fiscal 2016 grant, performance market share unit grants are subject to an additional one-year mandatory holding period after vesting.

Summary of Other Major Program Elements

Other significant elements of our compensation program that continue to reinforce stockholder alignment, our long-term pay-for-performance objectives, and what the Compensation Committee considers best practices include the following:

•

an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

•

we require that a majority of pay be at-risk, and therefore, 83% of target total pay is at risk for our Chief Executive Officer, and 72% of target total pay is at-risk on average for our other named executive officers;

•

we require that a majority of pay be tied to long-term performance, and therefore, 66% of total pay is in long-term incentives for our Chief Executive Officer, and 52% of total pay is in long-term incentives on average for our other named executive officers;

•	we have put in place robust stock ownership guidelines for executives;

•	we prohibit hedging and pledging of our stock;

•	we have a clawback policy implemented in June 2014 designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

•	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

•	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

•	the Compensation Committee conducts an annual risk assessment of our compensation program to confirm that the program does not encourage excessive risk-taking;

•	our equity awards require a double-trigger in order for vesting to be accelerated in the event of a change in control;

•	our executive severance arrangements executed after 2000 have not provided for excise tax gross-ups; and

•	we do not provide excessive perquisite or benefit programs nor do we offer supplemental retirement plans.

Results of 2014 Advisory Vote on Executive Compensation – Say-on-Pay

At our annual meeting of stockholders held on July 31, 2014, approximately 95% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately 5% of the votes were cast against. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2016, and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

Accordingly, we determined that significant changes to our executive compensation programs were not warranted, and therefore, our compensation philosophy remains consistent with the prior fiscal year. At our 2015 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 4 beginning on page 50.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

•

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than individual geographic or product line results.

•

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

Compensation should foster the long-term focus required for success in our industry. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

•

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

•

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

•

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and total stockholder return. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan.

•

Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the other named executive officers. The Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by Frederic W. Cook & Co., Inc., and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

•

Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal year 2015 with a peer group consisting of the companies listed below, which are broadly similar with respect to industry and size, as measured by revenues, market capitalization, and the number of employees:

Actuant Corporation	General Cable Corporation
Acuity Brands, Inc.	GrafTech International Ltd.
A.O. Smith Corporation	Hubell Incorporated
AVX Corporation	IDEX Corporation
The Babcock & Wilcox Company	Regal-Beloit Corporation
Belden Inc.	Valmont Industries, Inc.
Brady Corp.	Watt Water Technologies, Inc.
Crane Co.	Woodward Governor Company

For fiscal year 2016, the Compensation Committee benchmarked our compensation programs with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by revenues, market capitalization, and number of employees:

Actuant Corporation	General Cable Corporation
Acuity Brands, Inc.	GrafTech International Ltd.
A.O. Smith Corporation	Hubell Incorporated
AVX Corporation	IDEX Corporation
The Babcock & Wilcox Company	Pall Corporation
Belden Inc.	Regal-Beloit Corporation
Brady Corp.	SPX Corporation
Carlisle Companies Incorporated	Valmont Industries, Inc.
Crane Co.	Watt Water Technologies, Inc.
Flowserve Corporation	Woodward Governor Company

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. The Compensation Committee targets salaries and target bonuses at the median, and targets long–term incentive compensation at the 75th percentile. The target for each named executive officer’s total compensation package is generally between the median to and 75th percentile. The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our strong performance, the fact that our program has a higher portion that is at-risk versus our peer companies, and our desire to place a greater emphasis on long term shareholder value creation. The Compensation Committee believes this compensation structure is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash awards based upon our fiscal year performance, and long-term incentive opportunities in the form of equity-based compensation. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible non-unionized U.S. employees, and we also provide limited perquisites and personal benefits, as we describe in the footnotes following the Summary Compensation Table. Mr. Sechrist, who is a U.S. citizen, receives substantially the same employee benefits as our other named executive officers, except that he receives an annual cost of living adjustment, housing allowance, and certain additional amounts to compensate him for working and living in Europe. Mr. Shaffer also received an annual cost of living adjustment, housing allowance, and certain additional amounts to compensate him for the time he worked and lived in Europe. We describe these additional amounts and elements of compensation more completely in the footnotes following the Summary Compensation Table.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each executive’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salary of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2015, the Compensation Committee considered the aforementioned factors and current performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant, and determined that it was appropriate to increase the base salaries for Mr. Craig and the other named executive officers.

The base salaries of Mr. Craig and each of the other named executive officers for fiscal years 2014 and 2015 are as follows:

Name	2014	2015		% Change
John D. Craig	$960,000	$990,000		3.1%
Michael J. Schmidtlein	$420,000	$433,000		3.1%
Todd M. Sechrist	$375,000	$400,000	(1)	6.7%
David M. Shaffer	$375,000	$460,000	(2)	22.7%
Richard W. Zuidema	$480,000	$495,000		3.1%

(1)	Mr. Sechrist’s salary was increased to $387,000 on April 1, 2014. As a result of his appointment as President—EMEA, his salary was increased to $400,000, effective November 1, 2014.
(2)	Mr. Shaffer’s salary was increased to $387,000 on April 1, 2014. As a result of his appointment as President and Chief Operating Officer, his salary was increased to $460,000, effective November 1, 2014.

Management Incentive Plan

Under our Management Incentive Plan, which we refer to as the “MIP,” our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial targets, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the targets, significant consideration is given to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, increase or decrease an individual’s payout under the MIP.

The Compensation Committee selected adjusted earnings per share and primary working capital percentage as the performance metrics in the MIP since they encourage participants to focus on improving both our net earnings and balance sheet strength, respectively. These are also believed to be effective motivators because they can be readily tracked and are easily understandable by the MIP participants.

Each year, the Committee reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. There are certain automatic adjustments such as expenses related to merger and acquisition activity, the impact of restructuring programs, and unplanned legal settlements, as well as those that the Committee chooses to exercise its judgment, such as the effects of foreign currency translation.

Fiscal Year 2015 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2015:

•	Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus targets for fiscal year 2015 were 15%, 100%, and 200% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2015 performance measures based 85% on adjusted earnings per share and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The performance goals for fiscal year 2015 were established using our prior year results as the basis. The Compensation Committee believes it set the threshold, target, and maximum performance measures for fiscal year 2015 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain.

Measurement	Threshold	Target	Maximum
Adjusted Earnings Per Share	$4.13	$4.43	$4.63
Primary Working Capital Percentage	26.4%	25.9%	25.4%

Based upon the achievement of adjusted earnings per share of $4.29 and 26.7% primary working capital percentage for MIP purposes, our named executive officers for fiscal year 2015 achieved 51% of their targeted bonus percentages. This reflects pre-established adjustments to the GAAP earnings and primary working capital percentage results on which fiscal year 2015 bonuses were determined to eliminate the effect of certain items, including those related to the restructuring of our operations, acquisition-related and litigation-related activities, and the impact of foreign currency translation on the business results for the fiscal year. We set forth the amounts paid for fiscal year 2015 performance under the MIP in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the 2010 EIP.

For fiscal year 2015 and 2016, the Committee granted 75% of the long-term grant value awarded to the named executive officers in the form of performance market share units (“Performance MSUs”) and the remaining 25% in the form of nonqualified stock options.

The Committee annually reviews the structure of the long-term incentive program to ensure that it is achieving all of its pay-for-performance objectives. After such a review for fiscal year 2016, the Committee decided to not change the long-term incentive program. The Committee believes that Performance MSUs have a performance schedule that is sufficiently difficult to achieve. Further, the Committee believes stock options enhance long-term stockholder alignment since such awards are only valuable to the participant if the stock price increases from the grant date. Details of each program are provided below.

Fiscal Year 2015 Equity Awards

For fiscal year 2015, the Compensation Committee approved equity awards to the named executive officers with a mix of 75% in the form of Performance MSUs and 25% in the form of nonqualified stock options. A Performance MSU award is a grant of stock units that a participant may earn based on the total stockholder return of our stock over a three-year period. Each Performance MSU award provides that the participant may, at the end of the three-year performance cycle, receive shares of our common stock ranging from 0% to 200% of the number of market share units granted depending on the total stockholder return of our common stock over the three-year performance period. Upon vesting, participants are entitled to receive additional shares to account for accumulated dividend equivalents with respect to such Performance MSUs. Total stockholder return is calculated based on stock price appreciation/depreciation plus reinvested dividends, during the performance period, where the starting and ending stock prices are calculated based on the 90-calendar day period immediately preceding the beginning and end of the performance period, respectively. The performance schedule is shown below, where results between the thresholds are interpolated on a straight-line basis. If total stockholder return goes up, the result is an increase in the shares earned, up to the earnout cap. Conversely, if total stockholder return declines, the result is a decrease in the shares earned at a likely decreased stock price.

Total Stockholder Return	Payout Factor
+100%	200%
+25%	100%
+0%	75%
-25%	50%
<-25%	0%

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The nonqualified stock options that the Compensation Committee approved for fiscal year 2015 each have a ten-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, encourage participants to focus on long-term performance and growth.

As discussed above, on April 22, 2014, the Compensation Committee approved the fiscal year 2015 equity awards, which we granted on May 12, 2014. As we previously described, the Compensation Committee’s overall objective was to set the combined grant values of the stock options and the Performance MSUs for each executive’s award based on a level that was relative to the value of our peer group’s long-term incentive grants. The fiscal year 2015 equity awards to each of the named executive officers were as follows:

Name	Number of Stock Options(1)	Number of Performance Market Share Units(2)	Total Value(3)
John D. Craig	37,060	41,270	$3,875,000
Michael J. Schmidtlein	8,368	9,319	$875,000
Todd M. Sechrist	6,456	7,189	$675,000
David M. Shaffer	6,456	7,189	$675,000
Richard W. Zuidema	11,716	13,047	$1,225,000

(1)	The value of each stock option was $26.14. We determined the total value of each stock option using a Black-Scholes valuation model.

(2)	The value of each Performance MSU on the date of grant was $70.42. We determined the total value of each Performance MSU award as of the date of grant using a Monte Carlo Simulation.
(3)	The total value is the sum of the value of the stock options and the Performance MSUs determined as of May 12, 2014, the date of grant.

Fiscal Year 2016 Equity Awards

For fiscal year 2016, the Compensation Committee made one change to the structure of the Performance MSUs by adding an additional mandatory holding requirement of one year after the vesting period of the Performance MSUs for each named executive officer. Therefore, if the Performance MSUs are earned and vested after three years, the shares earned must still be held for an additional one year before they can be sold. The Committee approved such a change because it believes that such a feature increases the alignment of interests between stockholders and executives, and also serves as a compensation-risk mitigator.

Other than the mandatory holding requirement, the Committee approved the same value of awards and mix as in fiscal 2015, which consisted of 75% in the form of Performance MSUs and 25% in the form of nonqualified stock options. The Committee’s methodology and reasoning for each of these grants are consistent with the discussion for the equity awards granted to the named executive officers in fiscal year 2015, set forth above.

Accordingly, on March 5, 2015, the Compensation Committee approved the fiscal year 2016 equity awards, which we granted on May 12, 2015. The awards to each named executive officer are subject to shareholder approval of the Second Amended and Restated 2010 EIP. As we previously described, the Compensation Committee’s overall objective was to set the combined grant values of the stock options and the Performance MSUs for each executive’s award based on a level that was relative to the value of our peer group’s long-term incentive grants.

The fiscal year 2016 equity awards to each of the named executive officers were as follows:

Name	Number of Stock Options(1)	Number of Performance Market Share Units(2)	Total Value(3)
John D. Craig	52,553	49,934	$4,200,000
Michael J. Schmidtlein	16,517	15,662	$1,320,000
Todd M. Sechrist	10,948	10,382	$875,000
David M. Shaffer	16,517	15,662	$1,320,000
Richard W. Zuidema	16,517	15,662	$1,320,000

(1)	The value of each stock option was $21.07. We determined the total value of each stock option using a Black-Scholes valuation model.
(2)	The value of each Performance MSU on the date of grant was $59.94. We determined the total value of each Performance MSU award as of the date of grant using a Monte Carlo Simulation.
(3)	The total value is the sum of the value of the stock options and the Performance MSUs determined as of May 12, 2015, the date of grant.

In addition to Performance MSUs and stock options, under the Second Amended and Restated 2010 EIP, we may grant other forms of awards to our named executive officers, including restricted stock and restricted stock units, but we have not made any such awards to our named executive officers for fiscal year 2015 or 2016.

These awards are subject to the clawback policy adopted by the Board of Directors, which is discussed in more detail on page 34.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon a change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account or a market share unit deferral account. All amounts allocated to the stock unit account or the market share unit account are invested in restricted stock units (“RSUs”) or market share units (“MSUs”), respectively, awarded under our 2010 EIP, as amended. If a participant elects to allocate the deferred amounts to the RSU or MSU account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the RSU or MSU deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All RSUs and MSUs are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

Prior to our initial public offering, we entered into an employment agreement with Mr. Craig. We amended this agreement by way of a side letter dated October 30, 2014, resulting from the change in Mr. Craig’s position to Chairman and Chief Executive Officer, from President, Chairman and Chief Executive Officer. On May 26, 2011, we entered into a severance agreement with Mr. Schmidtlein, which was amended effective June 7, 2013. Effective January 21, 2013, we entered into a letter agreement and an employment contract with Mr. Shaffer in connection with his international assignment, which terminated at the end of business on October 31, 2014. We entered into a letter agreement and an employment contract with Mr. Sechrist effective November 1, 2014, in connection with his international assignment. On June 7, 2013, we entered into a severance agreement with each of Messrs. Sechrist and Shaffer. We entered into an amended Indemnification Agreement with each named executive officer on November 1, 2014.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, membership dues, supplemental life and disability insurance for Mr. Craig, and certain amounts that we paid to each of Mr. Shaffer and Mr. Sechrist to compensate them for living overseas. The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversion for Mr. Shaffer

During fiscal year 2014, Mr. Shaffer, a U.S. citizen, worked and lived in Singapore and certain amounts were paid to him in Singapore dollars. For purposes of this proxy statement, we have converted the amounts of compensation that Mr. Shaffer received in Singapore dollars to U.S. dollars, using an exchange rate on March 31, 2014, of $0.8057 per Singapore dollar.

During a portion of fiscal year 2015, Mr. Shaffer, worked and lived in Zurich, Switzerland, and we paid certain amounts to him in Swiss francs. For purposes of this proxy statement, we have converted the amounts of compensation that Mr. Shaffer received in Swiss francs to U.S. dollars, using the exchange rate on March 31, 2015, of $1.0292 per Swiss franc.

Currency Conversion for Mr. Sechrist

During a portion of fiscal year 2015, Mr. Sechrist, worked and lived in Zurich, Switzerland, and we paid certain amounts to him in Swiss francs. For purposes of this proxy statement, we have converted the amounts of compensation that Mr. Sechrist received in Swiss francs to U.S. dollars, using the exchange rate on March 31, 2015, of $1.0292 per Swiss franc.

Clawback Policy

In June 2014, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a clawback policy applicable to all of our executive officers subject to Section 16 of the Securities Exchange of 1934, including our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results, as well consider additional factors.

Policy on Granting Equity Awards

We have a written policy on granting equity awards. The policy provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options is always no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that the grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Tax Deductibility of Executive Compensation

We intend and generally seek to maximize deductibility for tax purposes of all elements of compensation. In consultation with its independent compensation consultant, the Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G. The Compensation Committee may approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in the best interest of the Company and its stockholders.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors effective May 1, 2008, and amended on March 5, 2015. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation”. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect that each individual attain such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result has a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates the ownership levels on an annual basis. All of our named executive officers have achieved their respective investment level set forth in the guidelines. As mentioned previously, the named executive officers are further subject to a holding requirement after vesting on the Performance MSUs granted for fiscal year 2016. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grant agreement.

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2015, we and the Compensation Committee, with the assistance of the compensation consultant, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including those below the executive level, as well as other compensation-related policies and practices including stock ownership guidelines, mandatory equity holding requirement, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 24 to 36. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Robert Magnus

Joseph C. Muscari

Paul J. Tufano

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2013, 2014, and 2015, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2013, 2014, or 2015; accordingly, we have omitted the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column from the table.

Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total

John D. Craig Chairman and Chief Executive Officer	2015 2014 2013	$ $ $	990,000 960,000 930,000	$ $ $	2,906,252 3,875,000 3,875,000	$ $ $	968,748 0 0	$ $ $	504,900 1,552,680 1,507,065	$ $ $	87,780 87,121 89,400	(3)	$ $ $	5,457,680 6,474,801 6,401,465

Michael J. Schmidtlein Senior Vice President – Finance and Chief Financial Officer	2015 2014 2013	$ $ $	433,000 420,000 380,000	$ $ $	656,260 800,000 745,000	$ $ $	218,740 0 0	$ $ $	154,581 475,508 431,053	$ $ $	32,831 27,256 27,007	(4)	$ $ $	1,495,412 1,722,764 1,583,060

Todd M. Sechrist President – EMEA	2015 2014 2013	$ $ $	392,417 375,000 340,000	$ $ $	506,240 675,000 625,000	$ $ $	168,760 0 0	$ $ $	140,093 424,561 385,679	$ $ $	128,127 30,708 28,373	(5)	$ $ $	1,335,637 1,505,269 1,379,052

David M. Shaffer President and Chief Operating Officer	2015 2014 2013	$ $ $	417,417 375,000 325,000	$ $ $	506,240 675,000 625,000	$ $ $	168,760 0 0	$ $ $	149,018 424,561 368,664	$ $ $	213,449 231,793 229,937	(6)	$ $ $	1,454,884 1,706,354 1,548,601

Richard W. Zuidema Executive Vice President and Secretary	2015 2014 2013	$ $ $	495,000 480,000 459,000	$ $ $	918,744 1,025,000 945,000	$ $ $	306,256 0 0	$ $ $	176,715 543,438 520,667	$ $ $	46,729 35,867 43,277	(7)	$ $ $	1,943,444 2,084,305 1,967,944

(1)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2013, March 31, 2014, and March 31, 2015, for the assumptions made in calculating these amounts.
(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)	Consists of our 401(k) plan matching contributions in the amount of $14,883; life and disability insurance premiums in the amount of $38,237; personal use of company-provided automobile; club membership dues; and spousal travel expenses.
(4)	Consists of our 401(k) plan matching contributions in the amount of $14,746; personal use of company-provided automobile; and spousal travel expenses.
(5)	Consists of our 401(k) plan matching contributions in the amount of $15,482; housing allowance of $40,036; cost of living adjustment in the amount of $25,519; personal use of company-provided automobile; relocation services, and spousal/family travel expenses. All amounts in Swiss francs have been converted to U.S. dollars at $1.0292 per Swiss franc.
(6)	Consists of our 401(k) plan matching contributions in the amount of $16,035; housing allowance of $56,050; cost of living adjustment in the amount of $33,020; tax preparation and consulting services in the amount of $56,430; personal use of the company-provided automobile; relocation services; and spousal travel expenses. All amounts in Swiss francs have been converted to U.S. dollars at $1.0292 per Swiss franc.
(7)	Consists of our 401(k) plan matching contributions in the amount of $14,771; personal use of company-provided automobile; memberships; and spousal travel expenses.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000, as amended effective November 1, 2014. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. However, the term of his employment agreement does not extend beyond Mr. Craig’s 65th birthday, which will occur in May 2016. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause our stockholders to elect him as a director and as Chairman of the Board.

Mr. Craig’s employment agreement also provides that he may not compete with our business or solicit any of our customers or employees for three years following termination of his employment. Under his employment agreement and contingent upon meeting goals that the Compensation Committee will establish, Mr. Craig is entitled to an annual target bonus of up to 100% of his base salary. See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Craig’s employment agreement to provide certain payments to him upon his termination of employment.

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, as amended effective June 7, 2013, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

Letter Agreement and Employment Contract with Mr. Shaffer

In connection with Mr. Shaffer’s international assignment, we had entered into a letter agreement and an employment contract with Mr. Shaffer, both effective January 21, 2013. The letter agreement set forth the terms of employment and the employment contract provided additional provisions required by Swiss law. The letter agreement was not for a specific term and provided that either party could terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland The letter agreement provided that Mr. Shaffer may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his letter agreement, Mr. Shaffer was entitled to:

•	a car allowance;

•	reimbursement for certain expenses that Mr. Shaffer incurs as a result of being located outside of the United States;

•	air travel to and from the United States for Mr. Shaffer and his spouse;

•	tax preparation and consulting services;

•	a housing allowance; and

•	certain cost of living adjustments.

As a result of Mr. Shaffer’s appointment to President and Chief Operating Officer effective November 1, 2014, his letter agreement and employment contract in connection with his international assignment were terminated on October 31, 2014, except for those provisions pertaining to taxes during his international assignment and other post-term benefits.

Letter Agreement and Employment Contract with Mr. Sechrist

We entered into a letter agreement and an employment contract with Mr. Sechrist, both effective November 1, 2014, in connection with his international assignment. The letter agreement sets forth the terms of employment and the employment contract provides additional provisions required by Swiss law. The letter agreement is effective during the term of Mr. Sechrist’s international assignment, which is no longer than three years, or October 31, 2017. Either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Sechrist may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his letter agreement, Mr. Sechrist is entitled to:

•	a car allowance;

•	reimbursement for certain expenses that Mr. Sechrist incurs as a result of being located outside of the United States;

•	air travel to and from the United States for Mr. Sechrist and his spouse and child;

•	tax preparation and consulting services;

•	a housing allowance; and

•	certain cost of living adjustments.

Severance Letter Agreements with Messrs. Sechrist and Shaffer

Effective June 7, 2013, we entered into a severance letter agreement with each of Messrs. Sechrist and Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. Each severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. The severance letter agreement supersedes the severance provisions set forth in the letter agreement for each of Messrs. Sechrist and Shaffer, which we describe above. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the applicable severance letter agreement with Messrs. Sechrist and Shaffer to provide certain payments to each executive upon his termination of employment in connection with a change in control.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2015

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(4)
			Threshold	Target	Maximum
John D. Craig			$148,500	$990,000	$1,980,000
	5/12/14	4/22/14				41,270	37,060	$69.85	$3,875,000

Michael J. Schmidtlein			$45,465	$303,100	$606,200
	5/12/14	4/22/14				9,319	8,368	$69.85	$875,000

Todd M. Sechrist			$41,204	$274,692	$549,384
	5/12/14	4/22/14				7,109	6,456	$69.85	$675,000

David M. Shaffer			$43,829	$292,192	$584,384
	5/12/14	4/22/14				7,109	6,456	$69.85	$675,000

Richard W. Zuidema			$51,975	$346,500	$693,000
	5/12/14	4/22/14				13,047	11,716	$69.85	$1,225,000

(1)	We made all equity awards to the named executive officers in fiscal year 2015 in accordance with our policy on granting equity awards, which we describe beginning on page 35.
(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2015 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.
(3)	Reflects market share unit and stock option awards that we describe in the section entitled “Fiscal Year 2015 Equity Awards.”
(4)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2015, for the assumptions made in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2015

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2015 fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig	0	37,060	(1)	0	$69.85	05/12/2024			96,059.7136	(2)		$11,256,255	(3)
									60,756.0126	(4)		$5,358,270	(5)
									41,727.5543	(6)		$4,502,310	(7)

Michael J. Schmidtlein	0	8,368	(1)	0	$69.85	05/12/2024			18,468.0415	(2)		$2,164,081	(3)
									12,543.1373	(4)		$1,106,220	(5)
									9,422.3184	(6)		$1,016,646	(7)

Todd M. Sechrist	0	6,456	(2)	0	$69.85	05/12/2024			15,493.8640	(2)		$1,815,567	(3)
									10,583.4633	(4)		$933,390	(5)
									7,268.7034	(6)		$784,277	(7)

David M. Shaffer	0	6,456	(2)	0	$69.85	05/12/2024			15,493.8640	(2)		$1,815,567	(3)
									10,583.4633	(4)		$933,390	(5)
									7,268.7034	(6)		$784,277	(7)

Richard W. Zuidema	0	11,716	(2)	0	$69.85	05/12/2024			23,426.3635	(2)		$2,745,095	(3)
									16,070.9584	(4)		$1,417,350	(5)
									13,191.6501	(6)		$1,423,350	(7)

(1)	One-third vested on May 12, 2015, one-third vests on May 12, 2016, and one-third vests on May 12, 2017.
(2)	One-hundred percent vests on May 14, 2015. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.
(3)	Reflects market share units granted on May 14, 2012, valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2015, and the resulting shares valued based upon the closing price of our common stock of $64.24 on March 31, 2015, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units vest on May 14, 2015, which is the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(4)	One-hundred percent vests on May 31, 2016. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.
(5)	Reflects market share units granted on May 31, 2013, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2015, and the resulting shares valued based on the closing price of our common stock of $69.29 on March 31, 2014, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units vest May 31, 2016, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(6)	One-hundred percent vests on May 12, 2017. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.
(7)	Reflects market share units granted on May 12, 2014, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2015, and the resulting shares valued based on the closing price of our common stock of $64.24 on March 31, 2015, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units vest May 12, 2017, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2015

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
John D. Craig	0	$0	134,562	$8,811,645

Michael J. Schmidtlein	0	$0	30,258	$1,981,380

Todd M. Sechrist	0	$0	30,801	$2,017,529

David M. Shaffer	0	$0	30,258	$1,981,380

Richard W. Zuidema	0	$0	30,258	$1,981,380

(1)	Values are calculated as the product of (a) the number of shares of our common stock underlying the RSUs and the MSUs, as applicable, that vested and (b) the closing price of our common stock on the last trading day prior to the day to vesting. For vesting that occurred on May 16, 2014, the applicable closing price was $65.43. For shares that vested on May 17, 2014, the applicable closing price was $66.52.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As we describe above, each of Messrs. Craig, Schmidtlein, Sechrist, and Shaffer have entered into employment or severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment or change of control. We describe these payments below. Mr. Zuidema was not a party to an employment or severance agreement with us as of March 31, 2015.

Mr. Craig

We may terminate the employment of Mr. Craig for cause if he has been involved in any of the following: (i) the commission of a felony or crime involving moral turpitude; (ii) a knowing and intentional fraud; (iii) an act or omission that is materially injurious to us; or (iv) the willful and continued failure or refusal to substantially perform the executive’s duties as our employee. In addition, Mr. Craig may resign from employment at any time for any or no reason. If we were to terminate his employment for cause, or if he were to resign without good reason (as defined below), Mr. Craig would only be entitled to payment of his current base salary through the date of termination.

If we terminate the employment of Mr. Craig without cause, or if he was to resign for good reason (as defined below), we would be obligated to pay the following:

•	continuation of current base salary until his 65th birthday. Such payment period is referred to as the “severance period;”

•

for the fiscal year in which the termination occurs and for each whole fiscal year following the termination year included in the severance period, an amount equal to the average of the bonus paid to Mr. Craig for the two fiscal years preceding the termination year or for any partial fiscal year immediately preceding the end of the severance period, a pro rata portion of such amount; and

•

participation in all employee welfare benefit plans or programs during the severance period, provided however, that such participation will cease when Mr. Craig becomes eligible to participate in comparable programs of a subsequent employer.

In addition, upon Mr. Craig’s termination of employment for any reason other than a termination for cause, termination without good reason, or termination due to death, we will assign to Mr. Craig all right, title, and interest in and under certain individual disability and split dollar life insurance policies that we maintain on his behalf.

Notwithstanding the foregoing, one party may give the other party notice not to extend the employment term beyond three years from the date of such notice.

“Good reason” means any of the following:

•	a decrease in base salary;

•	a material diminution of authority, responsibilities, or position of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	our giving notice that we intend to discontinue the automatic extension of the employment agreement.

In connection with Mr. Shaffer’s appointment described above, effective November 1, 2014, Mr. Craig agreed to modify his employment agreement to clarify his continued duties as our Chairman of the Board of Directors and Chief Executive Officer and waive any right to claim “good reason” as a result of this change.

The employment agreement for Mr. Craig provides that if any amounts payable, whether pursuant to his employment agreements or otherwise, is subject to excise tax under Code Section 4999, we will provide Mr. Craig with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, he would retain an amount before payment of income and employment taxes equal to the underlying payment. Except for acceleration of the vesting of unvested equity awards, no special benefit is payable to Mr. Craig solely in the event of a change in control.

In the event we terminate the employment of Mr. Craig due to death or disability, he is entitled to receive one year of base salary in the event of death, and six months of base salary in the event of disability, as well as, in both events, a pro-rata portion of the annual bonus that they would have been entitled to for the year of termination.

Messrs. Schmidtlein, Sechrist, and Shaffer

If we were to terminate the employment of Messrs. Schmidtlein, Sechrist, or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

•	a lump sum cash payment equal to the executive’s base salary then in effect;

•

for a period of one year, payment of COBRA premiums in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

•	full acceleration of vesting of outstanding equity awards; and

•	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

•	breach of fiduciary duty or duty of loyalty to us;

•	willful act of material dishonesty with respect to any material matter involving us;

•	theft or material misuse of our property;

•	failure to conform in any material respect to our code of conduct;

•	excessive absenteeism;

•	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

•	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

•	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

•	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

•	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

•	a material diminution of the executive’s position, duties, or responsibilities of the executive;

•	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

•	a material breach of our obligations under the agreement.

Each of Messrs. Schmidtlein, Sechrist, and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2015. These amounts do not include benefits earned or vested as of March 31, 2015, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

					Cause Voluntary Termination For Good Reason(1)
		Change in Control(6)	Termination for Disability	Death	Absent Change in Control	Following a Change in Control
John D. Craig	Severance	$0	$865,557	$1,358,680	$7,145,282	$7,145,282
	Welfare benefits continuation (2)	$0	$0	$0	$31,656	$31,656
	Value of insurance policies (3)	$0	$590,617	$0	$590,617	$590,617
	Value of accelerated stock options (4)	$0	$152,367	$152,367	$134,834	$152,367
	Value of accelerated market share units (5)	$21,116,834	$21,116,834	$21,116,834	$20,598,761	$21,116,834
	Potential Excise Tax Gross-Up	$0	N/A	N/A	N/A	$0
	Total	$21,116,834	$22,725,375	$22,627,881	$28,501,150	$29,036,756

Michael J. Schmidtlein	Severance	$0	$0	$0	$0	$584,550
	Welfare benefits continuation (2)	$0	$0	$0	$0	$12,826
	Value of accelerated stock options (4)	$0	$34,404	$34,403	$0	$34,403
	Value of accelerated market share units (5)	$4,286,947	$4,286,947	$4,286,947	$0	$4,286,947
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$4,286,947	$4,321,351	$4,321,350	$0	$4,918,726

Todd M. Sechrist	Severance	$0	$0	$0	$0	$529,863
	Welfare benefits continuation (2)	$0	$0	$0	$0	$12,821
	Value of accelerated stock options (4)	$0	$26,543	$26,543	$0	$26,543
	Value of accelerated market share units (5)	$3,533,233	$3,533,233	$3,533,233	$0	$3,533,233
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$3,533,233	$3,559,776	$3,559,776	$0	$4,102,460

David M. Shaffer	Severance	$0	$0	$0	$0	$563,513
	Welfare benefits continuation (2)	$0	$0	$0	$0	$18,667
	Value of accelerated stock options (4)	$0	$26,543	$26,543	$0	$26,543
	Value of accelerated market share units (5)	$3,533,233	$3,533,233	$3,533,233	$0	$3,533,233
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$3,533,233	$3,559,776	$3,559,776	$0	$4,141,956

Richard W. Zuidema	Value of accelerated stock options (4)	$0	$48,169	$48,168	$42,626	$48,168
	Value of accelerated market share units (5)	$5,585,795	$5,585,795	$5,585,795	$5,422,013	$5,585,795
	Total	$5,585,795	$5,633,964	$5,633,963	$5,464,639	$5,633,963

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”
(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.
(3)	Cash surrender value as of March 31, 2015.
(4)	Value based on the closing price of our common stock on March 31, 2015, the last trading day of the fiscal year, of $64.24.
(5)	Reflects market share units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90 day periods immediately preceding the date of grant and March 31, 2015 and the resulting shares valued based upon the closing price of our common stock of $64.24 on March 31, 2015.
(6)	Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2015, specifically for directors and officers, as individuals, was $0.6 million.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

Employment of Related Parties

During fiscal year 2015, there were no transactions subject to our Related Person Transactions Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2015.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and executive officers as a group as of June 8, 2015, the Record Date.

Name	Number of Shares(1)	Percent(1)
FMR LLC(2)	5,329,335	12.0%
245 Summer Street Boston, MA 02210
BlackRock, Inc.(3)	4,471,207	10.1%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(4)	2,987,331	6.7%
100 Vanguard Boulevard Malvern, PA 19355
Janus Capital Management LLC(5)	2,738,830	6.2%
151 Detroit Street Denver, CO 80206
Hwan-yoon F. Chung(6)	6,948	*
John D. Craig(7)	175,738	*
Howard I. Hoffen(8)	16,029	*
Arthur T. Katsaros(9)	36,848	*
John F. Lehman(10)	39,290	*
Gen. Robert Magnus, USMC (Retired)(11)	16,614	*
Dennis S. Marlo(12)	46,630	*
Joseph C. Muscari(13)	19,217	*
Paul J. Tufano(14)	0	*
Michael J. Schmidtlein(15)	55,540	*
Todd M. Sechrist(16)	23,231	*
David M. Shaffer(17)	40,414	*
Richard W. Zuidema(18)	67,084	*
All current directors and executive officers as a group (13 persons)(19)	543,582	1.2%

*	Does not exceed 1% of the class based on 44,486,047 shares of common stock outstanding as of June 8, 2015.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 8, 2015. The numbers of shares reflected in this table have been rounded to the nearest whole number.
(2)	Includes FMR Co., Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC, and Strategic Advisers, Inc. Information about FMR LLC is derived from its Schedule 13G filed with the SEC on February 13, 2015.
(3)	Includes BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd., and BlackRock Life Limited. Information about BlackRock, Inc. is derived from its Schedule 13G filed with the SEC on January 12, 2015.
(4)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information about The Vanguard Group, Inc. is derived from its Schedule 13G filed with the SEC on February 9, 2015.

(5)	Includes INTECH Investment Management and Perkins Investment Management LLC. Information about Janus Capital Management LLC is derived from its Schedule 13G filed with the SEC on February 17, 2015.
(6)	Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 6,947.926 deferred stock units, for which Mr. Chung does not have voting and investment power.
(7)	Mr. Craig holds shared voting or investment power over 163,385 shares. The number and percentage of shares beneficially owned by Mr. Craig include 12,353 vested stock options, but exclude 155,036.567 unvested performance and market share units and 74,541 shares subject to unvested stock options.
(8)	Mr. Hoffen is a Managing Director of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 16,028.688 deferred stock units, for which Mr. Hoffen does not have voting and investment power, which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(9)	Mr. Katsaros holds sole voting and investment power over 4,818 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 11,488.307 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 20,541.369 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power, but exclude 111.199 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.
(10)	Mr. Lehman holds sole voting and investment power over 4,784 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 2,500 shares subject to vested stock options, 11,488.307 deferred stock units, for which Mr. Lehman does not have voting and investment power, and 20,517.751 vested restricted stock units owned by Mr. Lehman, which are deferred under the Director Plan, for which Mr. Lehman does not have voting or investment power, but exclude 104.109 unvested restricted stock units and 7,503.759 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan.
(11)	Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 11,488.307 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,125.513 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.
(12)	Mr. Marlo holds sole voting and investment power over 24,783 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 11,488.307 deferred stock units, for which Mr. Marlo does not have voting and investment power, and 10,359.082 vested restricted stock units owned by Mr. Marlo, which are deferred under the Director Plan, for which Mr. Marlo does not have voting or investment power.
(13)	Mr. Muscari holds sole voting and investment power over 5,383 shares. The number and percentage of shares beneficially owned by Mr. Muscari include 11,488.307 deferred stock units, for which Mr. Muscari does not have voting and investment power, and 2,345.626 vested restricted stock units owned by Mr. Muscari, which are deferred under the Director Plan, for which Mr. Muscari does not have voting or investment power.
(14)	Mr. Tufano, who was appointed to the Board of Directors on April 21, 2015, does not exercise shared voting or investment power over any shares.
(15)	Mr. Schmidtlein holds shared voting or investment power over 52,751 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 2,789 vested stock options, but exclude 38,482.456 unvested performance and market share units and 21,241 shares subject to unvested stock options.
(16)	Mr. Sechrist holds shared voting or investment power over 21,079 shares. The number and percentage of shares beneficially owned by Mr. Sechrist include 2,152 vested stock options, and exclude 28,800.167 unvested performance and market share units and 14,686 shares subject to unvested stock options.
(17)	Mr. Shaffer holds shared voting or investment power over 38,262 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 2,152 vested stock options, and exclude 34,369.167 unvested performance and market share units and 19,966 shares subject to unvested stock options.

(18)	Mr. Zuidema holds shared voting or investment power over 63,179 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 3,905 vested stock options, and exclude 45,779.609 unvested performance and market share units and 23,473 shares subject to unvested stock options.
(19)	Such persons hold shared or sole voting or investment power over 378,424 shares. The number and percentage of shares beneficially owned by such persons include 25,851 shares subject to vested stock options, 58,889.341 vested restricted stock units, and 80,418.150 deferred stock units for which such persons do not have voting and investment power, but exclude 215.308 unvested restricted stock units, 302,467.966 unvested performance and market share units, 153,907 shares subject to unvested stock options, and 7,503.759 vested restricted stock units.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 24, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

•	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

•	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

•	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

•

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2016 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Executive Vice President and Secretary, no later than February 26, 2016.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2016 Annual Meeting of Stockholders, this period will begin on April 1, 2016, and end on May1, 2016.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2016 Annual Meeting of Stockholders, this period will begin on April 1, 2016, and end on May 1, 2016.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the investor relations and corporate governance link at www.enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Annual Reports and Proxy Statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2015

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2015, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2015, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2015, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema Secretary

ENERSYS SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

Appendix A

ENERSYS

SECOND AMENDED AND RESTATED

2010 EQUITY INCENTIVE PLAN

1. Purpose.

The EnerSys 2010 Equity Incentive Plan (the “Plan”) is intended to provide an incentive to employees and non-employee directors of EnerSys, a Delaware corporation (the “Company”), and its Subsidiaries to remain in the service of the Company and its Subsidiaries and to align their interest in the success of the Company with the long-term interests of the Company’s stockholders. The Plan seeks to promote the highest level of performance by providing an economic interest in the long-term performance of the Company.

2. Definitions.

For purposes of the Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means an agreement between the Company and an Eligible Person providing for the grant of an Award hereunder.

“Award” means any Option, Stock Appreciation Right, Restricted Shares, Bonus Stock, Stock Unit, Performance Share, or other incentive payable in cash or in shares of Common Stock as may be designated by the Compensation Committee from time to time under the Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

“Beneficiary” or “Beneficiaries” means the person(s) designated by a Participant or such Participant’s Permitted Transferee in writing to the Company to receive payments or other distributions or rights pursuant to the Plan upon the death of such Participant or such Participant’s Permitted Transferee. If no Beneficiary is so designated or if no Beneficiary is living at the time a payment, distribution, or right becomes payable or distributable pursuant to the Plan, such payment, distribution, or right shall be made to the estate of the Participant or a Permitted Transferee thereof. The Participant or Permitted Transferee, as the case may be, shall have the right to change the designated Beneficiaries from time to time by written instrument filed with the Compensation Committee in accordance with such rules as may be specified by the Compensation Committee.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Shares” mean an Award of shares of Common Stock granted under Section 9 that are fully vested when granted.

“Cashless Exercise” means an exercise of Vested Options outstanding under the Plan through (a) the delivery of irrevocable instructions to a broker to make a sale of a number of Option Shares that results in proceeds thereon in an amount required to pay the aggregate exercise price for all the shares underlying such

Vested Options being so exercised (and any required withholding tax) and to deliver such proceeds to the Company in satisfaction of such aggregate exercise price (and any required withholding tax) or (b) any other surrender to the Company of Option Shares or Vested Options outstanding under the Plan to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise.

“Cause” means, with respect to any Participant, (a) “cause” as defined in an employment agreement applicable to the Participant (so long as any act or omission constituting “cause” for such purpose was willful), or (b) in the case of a Participant who does not have an employment agreement that defines “cause”: (i) any act or omission that constitutes a material breach by the Participant of any of such Participant’s obligations under such Participant’s employment agreement (if any) with the Company or any of its Subsidiaries, the applicable Agreement or any other agreement with the Company or any of its Subsidiaries; (ii) the willful and continued failure or refusal of the Participant substantially to perform the duties required of such Participant as an employee of the Company or any of its Subsidiaries, or performance significantly below the level required or expected of the Participant, as determined by the Compensation Committee; (iii) any willful violation by the Participant of any federal or state law or regulation applicable to the business of the Company or any of its Subsidiaries or Affiliates, or the Participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud; or (iv) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries or Affiliates.

“Change in Control” means the occurrence of any one of the following:

(a) any Person, including any “group,” as defined in Section 13(d)(3) of 1934 Act, (other than any stockholder at the 2004 Closing or Metalmark Capital LLC, a Delaware limited liability company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (c) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the 2004 Closing, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the 2004 Closing or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

“Competing Business” means a business or enterprise (other than the Company and its direct or indirect Subsidiaries and other Affiliates) that is engaged in any or all of the following activities: the design, manufacture, importing, development, distribution, marketing, or sale of:

(a) motive power batteries and chargers (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, and other commercial electric powered vehicles);

(b) reserve power batteries, chargers and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions); or

(c) any other product of any kind or type which the Company or any of its Affiliates (i) now makes or (ii) hereafter makes or researches or develops at any time during the Participant’s employment hereunder or with the Company, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products such as those used in space or medical applications.

“Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Agreement.

“Delay Period” shall have the meaning set forth in Section 24.

“Effective Date” shall have the meaning set forth in Section 25.

“Eligible Persons” means employees and non-employee directors of the Company and its Subsidiaries.

“Fair Market Value” means, with respect to a share of Common Stock on any relevant day, (a) if such Common Stock is traded on a national securities exchange, the closing price on such day, or if the Common Stock did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Stock is quoted on an automated quotation system, the closing price on such day, or if the Common Stock did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Code Section 409A).

“Good Reason” means, with respect to any Participant, (a) “good reason” as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines “good reason,” a failure by the Company to pay material compensation due and payable to the Participant in connection with such Participant’s employment.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Code Section 422 or any successor provision.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted pursuant to Section 8.

“Option Price” means, with respect to any Option, the exercise price per share of Common Stock to which it relates.

“Option Shares” means the shares of Common Stock acquired by a Participant upon exercise of an Option.

“Outstanding,” with respect to any share of Common Stock, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

“Participant” means any Eligible Person who has been granted an Award.

“Performance Share” has the meaning set forth in Section 12.

“Permanent Disability,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, shall be defined in the same manner as such term or a similar term is defined in an employment agreement applicable to the Participant or, in the case of a Participant who does not have an employment agreement that defines such term or a similar term, means that the Participant is unable to perform substantially all such Participant’s duties as an employee of the Company or any of its Subsidiaries by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Compensation Committee.

“Permitted Transferee” means, (a) with respect to outstanding shares of Common Stock held by any Participant, any Person with respect to which the Board of Directors shall have adopted a resolution stating that the Board of Directors has no objection if a transfer of shares is made to such Person, and (b) with respect to Awards, or any other share of Common Stock issued as or pursuant to any Award, held by any Participant, (i) any Person to whom such Awards or other shares are transferred by will or the laws of descent and distribution or (ii) the Company.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

“Qualifying Performance Criteria” has the meaning set forth in Section 14(a) of the Plan.

“Restricted Shares” mean shares of Common Stock awarded to a Participant subject to the terms and conditions of the Plan under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee.

“Retirement,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, means resignation or termination of employment (other than termination for Cause) upon the first to occur of the Participant’s attaining (a) age 65 or (b) age 60 with 10 years of service with the Company or a Subsidiary (including years of service granted by the Company or a Subsidiary as a result of a merger, acquisition, or other transaction); further provided that the Compensation Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

“Stock Appreciation Right” means a right that entitles the Participant to receive, in cash or Common Stock (as determined by the Compensation Committee in its sole discretion) value equal to or otherwise based on the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Compensation Committee on the Date of Grant.

“Stock Unit” means an Award granted under Section 11 denominated in units of Common Stock.

“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.

“2004 Closing” means the closing of the Company’s initial Public Offering.

“Vested Options” means, as of any date of determination, Options that by their terms have vested and are exercisable on such date.

“Vested Restricted Shares” means, as of any date of determination, Restricted Shares that by their terms have vested as of such date.

A “Wrongful Solicitation” shall be deemed to occur when a Participant or former Participant directly or indirectly (except in the course of such Participant’s employment with the Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicits, induces, or attempts to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contract, or any employment agreement, with it.

3. Administration of the Plan.

(a) Members of the Compensation Committee. The Plan shall be administered, and Awards shall be granted hereunder, by the Compensation Committee.

(b) Authority of the Compensation Committee. Subject to Section 3(a), the Compensation Committee shall have full discretionary power and authority, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, to (a) interpret and administer the Plan and any instrument or agreement entered into under the Plan, (b) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (c) make any determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined in good faith by a majority of the members of the Compensation Committee then in office, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Compensation Committee, and the determination of such majority shall be final and binding in all matters relating to the Plan.

4. Number of Shares Issuable in Connection with Awards.

(a) Limit. The maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 2,200,000 shares, plus any shares that remain available for future grant in the EnerSys Amended and Restated 2006 Equity Incentive Plan and the EnerSys 2004 Equity Incentive Plan (collectively, the “Prior Plans”) as of the Effective Date. Upon the Effective Date, no further awards may be made from the Prior Plans. Notwithstanding the foregoing, shares subject to a tandem SAR shall be charged against the authorized shares only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. The provisions of the preceding sentence shall apply whether an exercised tandem SAR is settled in cash or stock, or partly in both. The maximum number of shares that may be granted as an Award (or as multiple Awards) under the Plan to any Participant who is an employee during any calendar year shall not exceed 300,000 shares.

(b) Replenishment Provisions. Shares subject to any Awards that expire without being exercised or that are forfeited (and shares subject to awards made prior to the Effective Date under a Prior Plan that expire or are forfeited) shall again be available for future grants of Awards, provided that shares subject to a tandem SAR shall be replenished only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award shall not count against the limit set forth in paragraph (a) above. The Company shall not be under any obligation, however, to make any such future Awards.

(c) Substitute Awards. Substitute Awards issued by the Company in connection with an acquisition or other corporate transaction shall not count against the limitation set forth in paragraph (a) above.

(d) Adjustments. The limits provided for in this Section 4 shall be subject to adjustment as provided in Section 16(a).

5. Eligible Persons.

Awards may be granted or offered only to Eligible Persons. The Compensation Committee shall have the authority to select the individual Participants to whom Awards may be granted from among such class of Eligible Persons and to determine the number and form of Awards to be granted to each Participant.

6. Agreement.

The terms and conditions of each grant or sale of Awards shall be embodied in an Agreement in a form approved by the Compensation Committee, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (a) state the date as of which the Award was granted or sold, and (i) in the case of Options and Stock Appreciation Rights, set forth the number of Options and Stock Appreciation Rights being granted to the Participant and the applicable Option Price and/or exercise price (for Stock Appreciation Rights) and expiration date(s), and (ii) in the case of Restricted Shares and other Awards, set forth the number of Restricted Shares or other Awards being granted or offered to the Participant and, if applicable, the purchase price or other consideration for such Restricted Shares or other Awards; (b) set forth the vesting schedule (if any); (c) set forth any other terms and conditions established by the Compensation Committee; (d) be signed by the recipient of the Award and a person designated by the Compensation Committee; and (e) be delivered to the recipient of the Award.

7. Restrictions on Transfer.

(a) Restrictions on Transfer. No Restricted Share, Bonus Stock, Performance Share, or Option Share or other share of Common Stock issued as or pursuant to any Award may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party (other than a Permitted Transferee); provided, however, that any such restriction on transfer shall terminate as to any such share when such share is no longer subject to any term, condition or other restriction under the Plan (other than Section 7(b)). No Option, Stock Appreciation Right, Stock Unit, or other Award not in the form of a share of Common Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee.

Each Permitted Transferee (other than the Company) by will or the laws of descent and distribution or otherwise, of any Award (or share issued in respect thereof) shall, as a condition to the transfer thereof to such Permitted Transferee, execute an agreement pursuant to which it shall become a party to the Agreement applicable to the transferor.

(b) No Participant will, directly or indirectly, offer, sell, assign, transfer, grant or sell a participation in, create any encumbrance on or otherwise dispose of any Award or any Shares with respect thereto (or solicit any offers to buy or otherwise acquire, or take a pledge of, any Award or any Shares with respect thereto), in any manner that would conflict with or violate the 1933 Act.

8. Options.

(a) Terms of Options Generally. The Compensation Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Options granted under the Plan shall comply with the following terms and conditions:

(i) Option Price.

A. The Option Price for shares purchased under an Option shall be as determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock as of the Date of Grant, except in the case of substitute awards issued by the Company in connection with an acquisition or other corporate transaction.

B. The Option Price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of this Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include:

(1) cash;

(2) check or wire transfer;

(3) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation;

(4) to the extent permitted by applicable law, Cashless Exercise; or

(5) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by such Participant pursuant to a Cashless Exercise without any prior approval or consent of the Compensation Committee.

(ii) Vesting of Options. Each Option shall vest and become exercisable on such terms and conditions as shall be prescribed by the Compensation Committee.

(iii) Duration of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

(iv) Exercise Following Termination of Employment. Upon termination of a Participant’s employment with the Company and its Subsidiaries, unless otherwise determined by the Compensation Committee in its sole discretion, the following terms and conditions shall apply:

A. if the Participant’s employment is terminated by the Company other than for Cause, or as a result of the Participant’s resignation for Good Reason, or as a result of death, Permanent Disability or Retirement, the Participant (or, in the case of the Participant’s death, such Participant’s Beneficiary) may exercise any Options, to the extent vested as of the date of such termination, at any time until the earlier of (I) 60 days (three years, in the case of Retirement) following the date of such termination of employment, and (II) the expiration of the Option under the provisions of clause (iii) above; and

B. if the Participant’s employment is terminated by the Company for Cause, or as a result of the Participant’s resignation other than for Good Reason or Retirement, all of the Participant’s Options (whether or not vested) shall expire and be canceled without any payment therefor as of the date of such termination.

Any Options not exercised within the applicable time period specified above shall expire at the end of such period and be canceled without any payment therefor.

(v) Certain Restrictions. Options granted hereunder shall be exercisable during the Participant’s lifetime only by the Participant.

(vi) Stockholder Rights; Option and Share Adjustments. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant. Except as otherwise provided by the Board of Directors, no adjustment (including an adjustment of an Option’s exercise price) shall be made with respect to (A) outstanding Options for dividends or other distributions, whether made with respect to Common Stock or otherwise, or (B) dividends, distributions or other rights in respect of any share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

(vii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares.

(viii) Incentive Stock Options. Incentive Stock Options granted under this Plan shall be subject to the following additional conditions, limitations, and restrictions:

A. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary or parent corporation of the Company, within the meaning of Code Section 424.

B. No Incentive Stock Option may be granted under this Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

C. The aggregate Fair Market Value (as of the Date of Grant) of the Common Stock with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of the $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. No Incentive Stock Option may be granted to any individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

D. If the Compensation Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after the termination of a Participant’s employment for any reason (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of

Code Section 22(e)), the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. For purposes of this subclause D, a Participant’s employment relationship will be treated as continuing uninterrupted during any period that the Participant is on military leave, sick leave or another Approved Leave of Absence if the period of leave does not exceed 90 consecutive days, or a longer period to the extent that the Participant’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 consecutive days and the Participant’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(ix) Additional Terms and Conditions. Each Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(b) Unvested Options. Upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Options granted to such Participant that have not theretofore vested (and which do not vest by reason of such termination of employment or service) shall terminate and be canceled without any payment therefor.

9. Restricted Shares and Bonus Shares.

(a) Terms of Restricted Shares and Bonus Shares Generally. Restricted Shares and Bonus Shares awarded by the Compensation Committee shall not require payment of any consideration by Participants, except as otherwise determined by the Compensation Committee in its sole discretion.

(b) Restricted Shares and Bonus Shares shall comply with the following terms and conditions:

(i) Vesting. Any Awards of Restricted Shares shall vest in accordance with a vesting schedule to be specified by the Compensation Committee. Except (A) with respect to grants to the Company’s non-employee directors, or (B) as vesting may be accelerated pursuant to the terms of the Plan, such restrictions shall not fully terminate prior to three years after the Date of Grant. Bonus Shares shall be fully vested when granted.

(ii) Stockholder Rights. Unless otherwise determined by the Compensation Committee in its sole discretion, a Participant shall have all rights of a stockholder as to the Restricted Shares and Bonus Shares awarded to such Participant, including the right to receive dividends and the right to vote in accordance with the Company’s Certificate of Incorporation, subject to the restrictions set forth in the Plan and the applicable Agreement.

(iii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Restricted Shares or as a stock dividend on Restricted Shares shall be subject to the same restrictions as such Restricted Shares or Bonus Shares and all references to Restricted Shares or Bonus Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

(iv) Additional Terms and Conditions. Each Restricted Share and Bonus Share granted or offered for sale hereunder shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(c) Unvested Restricted Shares. Unless otherwise determined by the Compensation Committee in its sole discretion, upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Restricted Shares granted or sold to such Participant that have not theretofore vested (and that do not vest by reason of such termination of employment) shall terminate and be canceled without any payment therefor.

10. Stock Appreciation Rights.

Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted hereunder. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights granted under the Plan shall be granted subject to the same terms and conditions applicable to Nonqualified Stock Options as set forth in Section 8(a); provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions as such Option. Subject to the provisions of Section 8, the Compensation Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock or cash as determined by the Compensation Committee in its sole discretion.

11. Stock Units.

The Compensation Committee may also grant Awards of Stock Units under the Plan. With respect to each grant of Stock Units, the Compensation Committee shall determine in its sole discretion the period or periods, including any conditions for determining such period or periods, during which any restrictions on full vesting shall apply, provided that in no event, other than in connection with a termination of employment, or with respect to grants to non-employee directors, shall such period or periods be less than three years (the “Unit Restriction Period”). The Compensation Committee may also make any Award of Stock Units subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Award, which shall be established by the Compensation Committee at the Date of Grant thereof. The Compensation Committee may specify that the grant, vesting, or retention of any or all Stock Units shall be a measure based on one or more Qualifying Performance Criteria selected by the Compensation Committee and specified at the Date of Grant thereof. If required by Code Section 162(m), the Compensation Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any Stock Units that are intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Awards of Stock Units shall be payable in Common Stock or cash as determined by the Compensation Committee in its sole discretion. The Compensation Committee may permit a Participant to elect to defer receipt of payment of all or part of any Award of Stock Units pursuant to rules and regulations adopted by the Compensation Committee. Unless the Compensation Committee provides otherwise at the Date of Grant of an Award of Stock Units, the provisions of Section 9 of this Plan relating to the vesting of Restricted Shares shall apply during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award.

12. Performance Shares.

The Compensation Committee may grant Awards of Performance Shares and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals (which may be Qualifying Performance Criteria) and other terms and conditions specified by the Compensation Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further considerations as the Compensation Committee shall determine, in its sole discretion. However, the Compensation Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Participant subject to Code Section 162(m) to the extent such Section is applicable. The Compensation Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

13. Other Stock-Based Awards.

In addition to the Awards described in Sections 8 through 12, and subject to the terms of the Plan, the Compensation Committee may grant other Awards payable in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

14. Performance-Based Awards.

(a) Qualifying Performance Criteria. Awards of Options, Restricted Shares, Stock Units, Performance Shares, and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (u) strategic plan development and implementation, (v) net debt, (w) working capital (including components thereof), and (x) during the “reliance period” (as defined in Treasury Regulation section 1.162-27(f)(2)), any other similar objective financial performance metric selected by the Compensation Committee in its sole discretion (collectively, the “Qualifying Performance Criteria”). To the extent required by or consistent with Code Section 162(m), the Compensation Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (z) asset write-downs or write-ups, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs, (dd) any extraordinary, unusual or non-recurring items as described in Accounting Standards Codification (ASC) 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, and (ee) amounts paid in reimbursement to stockholders pursuant to agreements in place at the 2004 Closing.

(b) Any Qualifying Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award. To the extent required by Code Section 162(m), prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the Compensation Committee shall certify the extent to which any such Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). To the extent Code Section 162(m) is applicable, the Compensation Committee may not in any event increase the amount of compensation payable to a Participant subject to Code Section 162(m) upon the satisfaction of any Qualifying Performance Criteria.

(c) To the extent an Award is intended to qualify under Code Section 162(m), any language in the Award agreement, Compensation Committee resolutions, or other agreements and actions in connection with the Award, to the extent inconsistent with Section 162(m) shall be deemed interpreted and modified to the minimum extent necessary so that such Awards are compliant with Code Section 162(m).

15. Certain Forfeitures.

In the event a Participant or former Participant engages in a Competing Business or in Wrongful Solicitation while in the employ of the Company or a Subsidiary, or during the period of 13 months immediately following termination of such employment, the following rules shall apply:

(a) all Awards then held by the Participant (whether vested or not) shall be forthwith forfeited without payment or other compensation of any kind; provided, however, that the Company shall remit to the Participant the lesser of (i) the amount (if any) such Participant paid for forfeited Awards and (ii) in the case of Restricted Shares or Performance Shares, the Fair Market Value of such Restricted Shares as of the date of termination;

(b) notwithstanding subclause (a), in the event Vested Restricted Shares or vested Performance Shares were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Vested Restricted Shares or vested Performance Shares, as determined on the date of disposition, less the amount (if any) paid by the Participant for such shares; and

(c) in the event Option Shares, Shares obtained pursuant to the exercise of a Stock Appreciation Right or other Shares obtained pursuant to Awards under the Plan (and not described in subparagraph (b)) were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Shares, as determined on the date of disposition, less the Option Price or other amount (if any) paid therefor.

16. Effect of Certain Corporate Changes and Changes in Control.

(a) Dilution and Other Adjustments. If the Outstanding shares of Common Stock or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, or reorganization, the Compensation Committee may, and if such event occurs after a Change of Control, the Compensation Committee shall, appropriately and equitably adjust the number and kind of shares of Common Stock or other securities that are subject to the Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(b) Change in Control. Unless otherwise provided by the Committee either by the terms of the Award agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, (i) in the event of a Change in Control where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, Awards not previously vested shall immediately become vested; or (ii) in the event a Participant terminates employment for Good Reason, or is terminated by the Company without Cause on or within two years after a Change in Control not described in subsection (i), Awards not previously vested shall immediately become vested. Unless otherwise provided by the Committee either by the terms of the Award agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, (i) in the event of a Change in Control where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, any vested and outstanding Award shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash in an amount based on the Fair Market Value of the shares of Common Stock subject to the Award, less any Option Price, which amount may be zero if applicable; or (ii) in the event of a Change in Control not described in subsection (i) above, any outstanding Award shall, upon the occurrence of such Change in Control, be assumed and continued or an equivalent award substituted by the Company’s successor or a parent or subsidiary of such successor.

17. Miscellaneous.

(a) No Rights to Grants or Continued Employment or Engagement. No Participant shall have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ or as a director of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment or other retention of such Participant at any time.

(b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its Affiliates. The terms and conditions of any Award under the Plan shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, and permitted successors and assigns of the relevant Participant and the Company.

(c) Tax Withholding. The Company and its Subsidiaries may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or other law to withhold with respect to the grant, vesting, or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied in full. The Compensation Committee may in its sole discretion permit or require a Participant to satisfy all or part of such Participant’s tax withholding obligations by (1) paying cash to the Company, (2) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Shares), having a Fair Market Value equal to the tax withholding obligations, (3) surrendering a number of shares of Common Stock the Participant already owns, having a Fair Market Value equal to the tax withholding obligations, or (4) entering into such other arrangement as is acceptable to the Compensation Committee in its sole discretion. The value of any shares withheld or surrendered may not exceed the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company and, to the extent such shares were acquired by the Participant from the Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes. The Company and its Subsidiaries shall also have the right to deduct from any and all cash payments otherwise owed to a Participant any federal, state, local or other taxes required to be withheld with respect to the Participant’s participation in the Plan.

(d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Compensation Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(f) Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the judgment of the Compensation Committee, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the 1933 Act and 1934 Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(g) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h) Vesting.

(i) Notwithstanding anything to the contrary contained in the Plan, the minimum period over which full-value, performance-based awards and full-value, tenure-based awards granted under the Plan may entirely vest shall be one (1) year and three (3) years, respectively; provided, however, that up to 10% of the shares authorized under the Plan shall not be subject to such restrictions; and, provided, further, that such restrictions shall not affect or otherwise limit any acceleration of vesting pursuant to the Plan or set forth in the applicable Agreement.

(ii) Notwithstanding anything to the contrary contained in the Plan, but subject to Section 15, unless otherwise provided in an applicable Agreement, a Participant’s termination of employment or service by reason of Retirement or Good Reason, such Participant’s then unvested awards shall automatically become vested, and in the case of Options or SARs, exercisable.

18. Amendment.

The Board of Directors may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Awards shall previously have been granted, adversely affect the rights of such Participant in such Awards. In addition, no amendment of the Plan shall, without the approval of the stockholders of the Company:

(a) change the class of individuals eligible for awards under the Plan;

(b) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(c) reduce the price at which Options may be granted below the price provided for in Section 8(a) hereof;

(d) reduce the Option Price of outstanding Options;

(e) cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one share of Common Stock or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded; or

(f) extend the term of this Plan.

19. Termination of the Plan.

The Plan shall continue until terminated by the Board of Directors pursuant to Section 18 or as otherwise set forth in this Plan, and no further Awards shall be made hereunder after the date of such termination. Unless earlier terminated, the Plan shall terminate ten (10) years after the Effective Date (provided the awards granted before that date shall continue in accordance with their terms).

20. Conditions to Issuance of Shares.

(a) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the 1933 Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as the Compensation Committee deems necessary or desirable for compliance by the Company with federal, state, and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(b) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

21. Headings; Number; Gender.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Words used herein in the singular form shall be construed as being used in the plural form, as appropriate in the relevant context, and vice versa. Pronouns used herein of one gender shall be construed as referring to either or both genders, as appropriate in the relevant context.

22. Limited Waiver.

The waiver by the Company of any of its rights under the Plan with respect to any Participant, whether express or implied, shall not operate or be construed as a waiver of any other rights the Company has with respect to such Participant or of any of its rights with respect to any other Participant.

23. Governing Law.

The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

24. Compliance with Code Section 409A.

(a) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement, or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled, or deferred in a manner that will comply with Code Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement, or deferral thereof to fail to satisfy Code Section 409A shall be amended to comply with Code Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.

(b) Notwithstanding anything in the Plan to the contrary, the receipt of any benefits under this Plan as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

25. Effective Date.

The Plan shall become effective (the “Effective Date”) upon approval by the stockholders of the Company.

EnerSys®
Power/Full Solutions
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE______________SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 30, 2015.
Vote by Internet
Go to www.investorvote.com/ENS
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1 and FOR each of Proposals 2, 3 and 4.
1. Election of Directors*:
For Against Abstain
For Against Abstain
For Against Abstain +
01 - Hwan-yoon F. Chung*
02 - Arthur T. Katsaros*
03 - Gen. Robert Magnus,
USMC (Retired)*
*To elect the three (3) Class II director nominees of the Board of Directors of EnerSys, each to serve until the 2018 annual meeting of stockholders or until the earlier of their resignation or their respective successors shall have been elected and qualified.
For Against Abstain
For Against Abstain
2. To re-approve and amend the EnerSys Second Amended and Restated 2010 Equity Incentive Plan.
3. To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for fiscal year ending March 31, 2016.
4. An advisory vote to approve EnerSys’ named executive officer compensation.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
/ / IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
C 1234567890 J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UP X 2 3 9 0 6 0 1
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
+
023CKD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — EnerSys +
Notice of 2015 Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS
Richard W. Zuidema and Joseph G. Lewis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EnerSys to be held on July 30, 2015 at the Company’s corporate offices located at 2366 Bernville Rd., Reading, PA 19605 at 10:00 a.m. (Eastern Time) and at any and all postponements or adjournments thereof. This proxy may be revoked any time before it is exercised.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the director nominees listed in Proposal 1 and FOR each of Proposals 2, 3 and 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)
C Non-Voting Items
Change of Address — Please print your new address below.
Comments — Please print your comments below.
Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +